Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Alternus Clean Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price(1)(2)		Fee Rate	Amount of Registration Fee
	UNDERWRITTEN OFFERING
Equity	Common Units consisting of:(3)(4)	Rule 457(o)	---		---		$2,000,000.00		$0.00015310	$306.20
Equity	(i) Common Stock, par value $0.0001 per share(5)	---	---		---		---		---	---
Equity	(ii) One Series A Warrant to purchase one share of Common Stock(5)	---	---		---		---		---	---
Equity	(ii) One Series B Warrant to purchase a number of shares of Common Stock(5)	---	---		---		---	(3)	---	---
Equity	Pre-Funded Units consisting of:(3)(4)	Rule 457(o)	---		---		---	(3)	---	---
Equity	(i) Pre-Funded Warrants to purchase shares of Common Stock(5)	---	---		---		---	(3)	---	---
Equity	(ii) One Series A Warrants to purchase one share of Common Stock(5)	---	---		---		---		---	---
Equity	(iii) One Series B Warrant to purchase shares of Common Stock(5)	---	---		---		---	(3)	---	---
	Placement Agent Warrants
Equity	Placement Agent Warrants to purchase shares of Common Stock	Rule 457(g)	---		---		---	(5)	---	---

Equity	Common Stock underlying the Series A Warrants included as part of Units and Pre-Funded Units(6)	Rule 457(o)	---		---		$3,000,000.00		$0.00015310	$459.30
Equity	Common Stock underlying the Series B Warrants included as part of Units and Pre-Funded Units(7)	Rule 457(o)	---		---		$3,000,000.00		$0.00015310	$459.30
Equity	Common Stock issuable upon exercise of the Placement Agent Warrant(8)	Rule 457(o)	---		---		$110,000.00		$0.00015310	$16.84
	SELLING SHAREHOLDERS OFFERING
Equity	Common Stock	Rule 457(c)	1,526,058	(9)	$0.389	(10)(2)	$593,636.57		$0.00015310	$90.89
Equity	Placement Agent Warrants to purchase shares of Common Stock	Rule 457(g)	---		---		---	(5)	---	---
Equity	Common Stock, underlying Placement Agent Warrants(11)	Rule 457(c)	76,303		$0.4279	(11)(2)	$32,650.06		$0.00015310	$5.00

Total Offering Amounts							$8,736,286.63		$0.00015310	$1,337.53
Total Fees Previously Paid									-	0
Total Fee Offsets									-
Net Fee Due										$1,337.53

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(3)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)	The proposed maximum offering price of the units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded units offered and sold in the offering, and as such the proposed aggregate maximum offering price of the units together with the pre-funded units (including shares of Common Stock issuable upon exercise of the pre-funded warrants), if any, is $2,000,000.

(5)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended (the “Securities Act”).

(6)	The Series A Warrants are exercisable at a price per share equal to 150% of the share offering price.

(7)	The Series B Warrants are exercisable at a price per share equal to 150% of the share offering price.

(8)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue, upon the closing of this offering, warrants to Maxim Group LLC, or its designees, (the “Placement Agent”) entitling it to purchase up to 5.0% of the aggregate shares of Common Stock sold in this offering (including shares of Common Stock issuable pursuant to Pre-Funded Warrants sold in this offering). We have calculated the proposed maximum aggregate offering price of the Common Stock underlying the Placement Agent warrants by assuming that such warrants are exercisable at a price per share equal to 110% of the public offering price per share of Common Stock.

(9)	Represents 1,526,058 shares of the Registrant’s Common Stock issued pursuant to the Securities Purchase Agreement (the “Purchase Agreement”), dated January 21, 2025, between the Registrant and certain selling stockholders named in the registration statement, from time to time, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering such additional indeterminate number of shares of common stock as may become issuable as a result of stock splits or stock dividends.

(10)	The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and represents the average high and low trading prices of the common stock as reported on The Nasdaq Capital Market on January 24, 2025.

(11)	Represents the number of shares of Common Stock issuable upon the exercise of 76,303 Placement Agent Warrants, which are being registered hereby, which were 5.0% of the aggregate shares of Common Stock sold pursuant to the Purchase Agreement. We have calculated the proposed maximum aggregate offering price of the Common Stock underlying the Placement Agent warrants by assuming that such warrants are exercisable at a price per share equal to 110% of the public offering price per share of Common Stock.